UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	February 28, 2006
(Date of earliest event reported):	February 22, 2006

Commission File No. 1-5828

CARPENTER TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	23-0458500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
P.O. Box 14662 Reading Pennsylvania	19612
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (610) 208-2000

Former name or former address, if changed since last Report: N/A

Check the  appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

       Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Items  1.02 and 7.01:

Pursuant to the January 6, 1997 Agreement and Plan of Merger between Carpenter, Dynamet Incorporated and Dynamet’s shareholders (the “DI Shareholders”), the DI Shareholders are entitled to designate one director to be nominated to Carpenter’s board during a period of ten years from the closing date of that transaction or until the DI Shareholders’ ownership of Carpenter common stock is less than 5%.  The board member currently serving as the designee of the DI Shareholders is Peter Stephans, whose current term as director will expire in 2007.   In addition, the DI Shareholders are subject to a standstill provision contained in the Agreement covering the same time period that, among other things, (i) prevents each DI Shareholder from making certain transfers of more than the maximum number of shares of common stock that could be sold in a single transaction in compliance with Rule 144(e)(1), unless that DI Shareholder has first offered the Carpenter the opportunity to purchase such shares at the same price; (ii) prevents the DI Shareholders (with certain exceptions) from acquiring additional shares of the Carpenter; (iii) subject to certain exceptions, prevents the DI Shareholders from proposing any tender or exchange offer or business combination involving the Carpenter or any of its subsidiaries or a recapitalization, restructuring, dissolution or other extraordinary transaction or from participating in any proxy solicitation with respect to the Carpenter or participating in a "group" with respect to any voting securities of the Carpenter.

Pursuant to a 13D filed on February 22, 2006 by Ada Rossin, one of the DI Shareholders,  the DI Shareholders now own less than 5% of Carpenter’s common stock.  Therefore, the DI Shareholders are no longer entitled to designate a director to be nominated to Carpenter’s board and are no longer bound by the standstill provisions of the Agreement.  There will be no further understandings or arrangements with respect to the Board position currently filled by Mr. Stephens.  With the expiration of the standstill and director designation provisions, there are no other provisions of the Agreement the performance of which remains outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 28, 2006	CARPENTER TECHNOLOGY CORPORATION By: _/s/ David A. Christiansen David A. Christiansen Vice President, General Counsel and Secretary

3